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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File reports
                       Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.


                          COMMISSION FILE NO. 333-22681

 SEQUOIA MORTGAGE FUNDING CORPORATION (AS DEPOSITOR OF SEQUOIA MORTGAGE FUNDING COMPANY 2002-A, THE ISSUER OF COLLATERALIZED MBS FUNDING BONDS UNDER AND INDENTURE DATED AS OF APRIL 1, 2002)


                      SEQUOIA MORTGAGE FUNDING CORPORATION
                    (Exact name as specified in its charter)


                               One Belvedere Place
                                    Suite 320
                              Mill Valley, CA 94941
                                 (415) 389-7373
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive office)

             Collateralized MBS Funding Bonds, Series 2002-A (Title
                of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i) [ ]         Rule 12h-3(b)(1)(ii) [ ]
                Rule 12g-4(a)(1)(ii)[ ]         Rule 12h-3(b)(2)(i)  [ ]
                Rule 12g-4(a)(2)(i) [ ]         Rule 12h-3(b)(2)(ii) [ ]
                Rule 12g-4(a)(2)(ii)[ ]         Rule 15d-6           [ ]
                Rule 12h-3(b)(1)(i) [X]

Approximate number of holders of record as of the certification or notice date:

                                    Four (4)

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Sequoia Mortgage Funding Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated: April 5, 2005             SEQUOIA MORTGAGE FUNDING CORPORATION



                                 By: /s/ Harold F. Zagunis
                                 ---------------------------------------------
                                 Name:  Harold F. Zagunis
                                 Title: Chief Financial Officer and Secretary